Exhibit 99.1

Magellan Petroleum Announces Resignation of VP - General Counsel & Secretary

DENVER, July 22, 2014 /Marketwired/ -- Magellan Petroleum Corporation ("Magellan" or the "Company") (NASDAQ: MPET) announced today that on July 16, 2014, C. Mark Brannum notified Magellan of his resignation from the position of Vice President - General Counsel and Secretary in order to pursue another employment opportunity. The effective date of Mr. Brannum's resignation will be August 15, 2014. As a result of his resignation, the Company will restructure current management assignments.

J. Thomas Wilson, President and CEO of Magellan, stated, "We would like to thank Mark for his contributions to our successful efforts over the past two years, including the initiation of our CO2-EOR pilot program at Poplar, the progression of our activities in the UK, the sale of our non-core Amadeus Basin Assets in Australia, and the Series A Convertible Preferred Stock financing with One Stone Energy Partners. We wish him well in his future endeavors."

ABOUT MAGELLAN
Magellan is an independent oil and gas exploration and production company focused on the development of a CO2-enhanced oil recovery ("CO2-EOR") program at Poplar Dome in eastern Montana and the exploration of unconventional hydrocarbon resources in the Weald Basin, onshore UK. Magellan also owns an exploration block, NT/P82, in the Bonaparte Basin, offshore Northern Territory, which the Company currently plans to farm-out; and an 11% ownership stake in Central Petroleum Limited (ASX: CTP), a Brisbane based junior exploration and production company that operates one of the largest holdings of prospective onshore acreage in Australia. Magellan is headquartered in Denver, Colorado. The Company's mission is to enhance shareholder value by maximizing the full potential of existing assets. Magellan routinely posts important information about the Company on its website at www.magellanpetroleum.com.

For further information, please contact:
Matthew Ciardiello, Manager, Investor Relations at 720.484.2404 or IR@magellanpetroleum.com